EXHIBIT H

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT (this "Agreement") is made effective as of the 30th day of April, 1998 (the "EFFECTIVE DATE"), by and between First Virtual Holdings Incorporated, a Delaware corporation (the "COMPANY") , and SOFTBANK Holdings Inc., a Delaware corporation ("LENDER").

                                    RECITALS

         WHEREAS, on the date hereof, the Company and Lender are entering into a Purchase Agreement (the "Purchase Agreement"), pursuant to which the Company intends to sell and Lender intends to acquire 10 million shares of the Company's Common Stock, par value $.001 per share (the "Share Acquisition").

         WHEREAS, the Company and Lender wish to enter into this Agreement to fund the Company's operations until the closing of the Share Acquisition, which is currently expected to occur on or around June 24, 1998.

         IN WITNESS WHEREOF, the parties agree as follows:

         1. THE LOAN. Subject to the terms and conditions of this Agreement, Lender agrees to loan to the Company, and the Company agrees to borrow from Lender, funds in an aggregated principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) (the "LOAN"), in installments of not less than Two Hundred Thousand Dollars ($200,000) per advance. Subject to Section 4 hereof, advances shall be made in the amounts specified by the Company (each a "LOAN DISBURSEMENT") within five (5) days following the date of receipt of written notice from the Company (the "NOTICE DATE") as to such Loan Disbursement, provided that the maximum amount advanced by Lender shall not exceed the total amount of the Loan. The first loan disbursement, with a principal amount of $500,000, shall be made on the date hereof. Interest shall accrue on each Loan Disbursement from the date of advance (each a "DISBURSEMENT DATE") by Lender. Lender will transmit each Loan Disbursement to the Company via wire transfer at the following account: Account No.: 001-26-1495, Bank Name:
City National Bank, Beverly Hills, CA; ABA No. 1220-16-066; or pursuant to such other instructions as may have been provided in writing by the Company, and the Company will accept each Loan Disbursement pursuant to the terms of this Agreement.

         2. THE NOTES. Each of the Loan Disbursements will be evidenced by, and repaid with interest in accordance with, an interest-bearing promissory note in the form of Exhibit A (the "NOTES"), duly completed and dated as of the date of such Loan Disbursement and delivered to Lender at or prior to the time of such Loan Disbursement.

         3. INTEREST AND PAYMENTS. Interest shall accrue and be paid to Lender on the outstanding and unpaid principal amount of the Loan at the rate of 8.0% per annum, computed on the


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basis of the actual number of days elapsed and a year of 360 days consisting of twelve 30 day months. Payments of principal and interest will be made to Lender in the manner specified in the Note. The principal amount of the Loan may be prepaid in whole or in part at any time and from time to time without premium or penalty.

         4. SPENDING PLAN. The obligation of Lender to make any Loan Disbursement to the Company (other than the first loan disbursement made on the date hereof) will be subject to Lender's receipt, on or before the Notice Date, of a statement prepared by the Company specifying in reasonable detail the Company's proposed application of the proceeds of such Loan Disbursement (the "Spending Plan"), which Spending Plan shall be satisfactory to the Lender. Lender shall not unreasonably withhold its consent to any Spending Plan, provided that such Spending Plan shall in the good faith judgment of the Company's Board of Directors be consistent with maintaining and preserving the Company's operations. The proceeds of any Loan Disbursement shall be used only for the purposes set forth in the Spending Plan delivered with respect to such Loan Disbursement.

         5. FAILURE TO PROVIDE LOAN DISBURSEMENTS. In the event that Lender shall fail to provide Loan Disbursements pursuant to this Agreement upon request by the Company as required by Section 4 hereof, then the Company shall have right to terminate this Agreement and the Purchase Agreement, and all rights obligations of the parties under this Agreement and the Purchase Agreement shall terminate and be without further effect. The parties agree that Section 5 shall supersede any provision of the Purchase Agreement to the contrary.

         6. TERMINATION OF DISBURSEMENT OBLIGATION. Lender shall not be required to make any further Loan Disbursements under this Agreement in the event that and following such time as the Purchase Agreement is terminated in accordance with Section 8 thereof.

         7. EVENTS OF DEFAULT. The occurrence of any of the following events will be an "Event of Default" hereunder:

            (a) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in substantial part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing; or

            (b) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other


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similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

            (c) Cross Default. The Company fails to pay or discharge any obligation in excess of $200,000 when due, whether by scheduled maturity, required prepayment, acceleration, or otherwise) (other than any debts to Tawfiq
N. Khoury, Jon M. Rubin, Next Century Communications Corp. or their respective affiliates).

            (d) Judgment. Rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its subsidiaries in an aggregate amount in excess of $500,000 which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter.

            (e) Conversion Default. With respect to outstanding obligations under any Note, any breach by the Company with respect to its obligations to issue shares of Common Stock upon conversion of such Note pursuant to
Section 3 thereof.

         8. RIGHTS OF THE LENDER UPON DEFAULT. Upon the occurrence or existence of an Event of Default specified in Section 7(a) or (b), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of an Event of Default as specified in Sections 7(c), (d) or (e), the Lender may declare all outstanding obligations under all outstanding Notes immediately due and payable by written notice to the Company and upon any such declaration such obligations shall become immediately due and payable.

         9. SUCCESSORS AND ASSIGNS. The Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         10. WAIVER AND AMENDMENT. Any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and the Lender.

         11. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company or the Holder without the prior written consent of the other party except (i) in the case of the Company, in connection with an assignment in whole to a successor corporation to the Company, provided that such successor corporation acquires, by purchase of assets, merger or otherwise, all or substantially all of the Company's property and assets, and (ii) in the case of Lender, in connection with any transfer to a subsidiary or parent company of the Lender or partnership of which the Lender is the sole general partner, provided in any such case that the transferee provides such investment representations as the Company may reasonably request to ensure securities law compliance.

         12. ADDRESSES FOR NOTICES, ETC. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:


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If to Lender, to:                   SOFTBANK Holdings Inc.
                                    10 Langley Road, Suite 403
                                    Newton Center, Massachusetts 02169
                                    Telecopier: (617) 928-9301
                                    Attention: Ronald Fisher
                                    Vice Chairman

         with a copy to:            Sullivan & Cromwell
                                    125 Broad Street
                                    New York, New York  10004
                                    Telephone:  (212) 558-3504
                                    Telecopier:  (212) 558-3588
                                    Attention: Stephen A. Grant, Esq.

If to the Company, to:              First Virtual Holdings Incorporated
                                    11975 El Camino Real
                                    Suite 300
                                    San Diego, California  92130
                                    Telephone: (619) 793-2700
                                    Telecopier: (619) 793-2950
                                    Attention: Lee H. Stein
                                               Chairman of the Board
                                               and Chief Executive Officer

         with a copy to:            Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, California  94304-1050
                                    Telephone:  (650) 493-9300
                                    Telecopier:  (650) 493-6811
                                    Attention: Jeffrey D. Saper, Esq.
                                               John T. Sheridan, Esq.

         Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express or other commercial overnight delivery service, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

         13. SEVERABILITY. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Note shall remain in full force and effect.


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         14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                        FIRST VIRTUAL HOLDINGS INCORPORATED,
                                        a Delaware corporation


                                        By: /s/ Lee H. Stein
                                            --------------------------------


                                        Title: Chairman & CEO
                                               -----------------------------


                                        SOFTBANK HOLDINGS INC.,
                                        a Delaware corporation


                                        By: /s/ Ronald Fisher
                                            --------------------------------


                                        Title: Vice Chairman
                                               -----------------------------


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